Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Telephone and Data Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $0.01 par value	(1)	5,000,000 Common Shares (2)	$18.70 (1)	$93,500,000 (1)	$0.0000927	$8,668 (1)
Total Offering Amounts					$93,500,000		$8,668
Total Fee Offsets							$0
Net Fee Due							$8,668
(1) Estimated in accordance with Rules 457(c) and 457(h)(1) of the 1933 Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Shares of the Registrant as reported on The New York Stock Exchange on May 3, 2022.

(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), the number of Common Shares registered shall include an indeterminate number of additional Common Shares that may become issuable pursuant to the anti-dilution provisions of the above-referenced Plan as a result of stock splits, stock dividends, or similar transactions.